As filed with the Securities and Exchange Commission on July 30, 2010
Registration No. 333-136798

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Benchmark Electronics, Inc.
(Exact name of registrant as specified in its charter)

Texas	74-2211011
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3000 Technology Drive	77515
Angleton, Texas	(Zip Code)
(Address of Principal Executive Offices)

BENCHMARK ELECTRONICS, INC.
2000 STOCK AWARDS PLAN
(Full title of plan)

Cary T. Fu
Chief Executive Officer
Benchmark Electronics, Inc.
3000 Technology Drive
Angleton, Texas 77515
(Name and address of agent for service)

(979) 849-6550
(Telephone number, including area code, of agent for service)

Copies to:
William J. Whelan, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY STATEMENT

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 filed on August 21, 2006 (File No. 333-136798) is filed in order to deregister securities remaining under such Registration Statement.

On January 23, 2001, the Registrant filed the Registration Statement on Form S-8 (File No. 333-54186) to register an aggregate of 2,000,000 (4,500,000 after stock-splits) Common Shares issuable under the 2000 Stock Awards Plan of Benchmark Electronics, Inc. (the “2000 Plan”). On August 21, 2006, the Registrant filed the Registration Statement on Form S-8 (File No. 333-136798) to register an aggregate of 6,750,000 Common Shares issuable under the 2000 Plan. On May 18, 2010 (the “Approval Date”), the Registrant’s shareholders approved the adoption of the 2010 Omnibus Incentive Compensation Plan (the “2010 Plan”) which provides, among other things, that any Common Shares with respect to awards granted under the 2000 Plan that are outstanding on the Approval Date (such shares, the “Outstanding Award Shares”) and are forfeited following the Approval Date will become available for issuance under the 2010 Plan. In addition, as of the Approval Date, no future awards will be made under the 2000 Plan and therefore, the Common Shares that were available for grant under the 2000 Plan as of the Approval Date but were not subject to outstanding awards as of such date (such shares, the “Remaining Shares”) will not be issued pursuant to the 2000 Plan. As of the date hereof, there was an aggregate of 5,267,613 Outstanding Award Shares and an aggregate of 3,815,957 Remaining Shares (all such shares are collectively referred to as the “2000 Plan Shares”).

This Post-Effective Amendment No. 1 and Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-54186) are being filed to deregister the 2000 Plan Shares. The Registrant is concurrently filing a separate Registration Statement on Form S-8 to reflect that the Outstanding Award Shares may be issued under either the 2000 Plan or the 2010 Plan and to carry over the filing fees for the Outstanding Award Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reflect that, following the date hereof, the Outstanding Award Shares may be issued under either the 2000 Plan or the 2010 Plan, and (ii) to carry over the registration fees paid for the Outstanding Award Shares from the Registration Statement on Form S-8 (File No. 333-136798), filed for the 2000 Plan, to the Registration Statement on Form S-8, filed for both the 2000 Plan and the 2010 Plan, which is filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Angleton, State of Texas, on July 30, 2010.

BENCHMARK ELECTRONICS, INC.

By:	Cary T. Fu
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Position	Date

Chairman of the Board and
Cary T. Fu	Chief Executive Officer	July 30, 2010
Cary T. Fu	(principal executive officer)

Donald F. Adam	Chief Financial Officer	July 30, 2010
Donald F. Adam	(principal financial
and accounting officer)

Michael R. Dawson	Director	July 30, 2010
Michael R. Dawson

Peter G. Dorflinger	Director	July 30, 2010
Peter G. Dorflinger

Douglas G. Duncan	Director	July 30, 2010
Douglas G. Duncan

Laura W. Lang	Director	July 30, 2010
Laura W. Lang

Bernee D.L. Strom	Director	July 30, 2010
Bernee D.L. Strom

Clay C. Williams	Director	July 30, 2010
Clay C. Williams

Pursuant to the requirements of the Securities Act of 1933, the trustee (or other persons who administer the employee benefit plan) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Angleton, State of Texas, on July 30, 2010.

BENCHMARK ELECTRONICS, INC.

By:	/s/ Kenneth S. Barrow
Kenneth S. Barrow
General Counsel